NEWS RELEASE

Investor Contact:
James Perry, Vice President and Treasurer
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Names New Director

DALLAS – March 5, 2007 – Trinity Industries, Inc. (NYSE:TRN) today announced the election of John L. Adams, Trinity Vice Chairman, to Trinity’s Board of Directors. The Board’s action expands Trinity’s Board of Directors from nine to ten. Mr. Adams previously served as a Trinity director from 1996 to 1999 when he became a member of Trinity’s senior executive team. Mr. Adams has elected to leave his executive position at Trinity, effective immediately, to join the Board of Directors.

Mr. Clifford J. Grum will be retiring from the Board of Directors at the Annual Meeting in May, reducing the size of the Board from ten to nine members at that time. Mr. Grum has been a Director since 1995.

“Trinity has benefited greatly from Clifford Grum’s wide range of business experience. We thank him for his service and wish him well in his retirement,” said Timothy R. Wallace, Trinity’s Chairman, President and Chief Executive Officer. “We are very pleased that John Adams has agreed to extend his 10-year relationship with Trinity by returning to our board. His insight into our business is significant as is his considerable financial and business expertise.”

Mr. Adams spent 25 years in various capacities with Texas Commerce Bank N.A and its successor, Chase Bank of Texas, National Association. He served as President of the Houston bank; Chairman and CEO of the Dallas/Fort Worth Metroplex; and Chairman, President and CEO of the statewide organization. Mr. Adams joined Trinity as Executive Vice President in 1999 and was named Vice-Chairman in 2005.

In addition to his membership on Trinity’s Board of Directors, Mr. Adams serves as non-executive Chairman of the Board of Directors of Group 1 Automotive, Inc., Chairman of the Board of Directors of Children’s Medical Center of Dallas, and is a director of American Express Bank, Ltd.

Long involved in community affairs, Mr. Adams serves as a member of the Board of Directors of The Rise School of Dallas, the Dallas YMCA Foundation and as a National Trustee for the Boys and Girls Club of America. He also serves on the University of Texas Chancellor’s Council and Business School Advisory Board.

Trinity Industries, Inc., with headquarters in Dallas, Texas, is a holding company of diversified industrial companies with market-leading positions. Trinity reports five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. Trinity’s web site may be accessed at www.trin.net.

- END-